UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CROWN CRAFTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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For immediate release	July 31, 2007
Crown Crafts Responds to Wynnefield Letter
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) today responded to a letter sent to the Board by Wynnefield Partners Small Cap Value, L.P. on July 30, 2007. The body of the letter is as follows:
July 31, 2007
Via Facsimile/Federal Express/E-mail
Wynnefield Partners Small
     Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York 10123
Attn: Nelson Obus
          Re:           Crown Crafts, Inc. (the “Company”) 2007 Annual Meeting
Gentlemen:
          We write in response to your letter of July 30.
          We welcome the opportunity to resolve our differences and end the proxy contest that you have launched. In that regard, our Board has met and has given due consideration to your proposal. After much deliberation, the Board has unanimously decided that accepting your proposal would not be in the best interests of the Company. In an effort to show good faith, however, the Company will agree to the following if you immediately drop your opposition to the re-election of William T. Deyo, Jr. and Steven E. Fox as directors of the Company:
(i)	the Company will agree to add an eighth member to the Board as soon as reasonably practicable (but in no event later than December 31, 2007) who is mutually agreeable to you and the Company and who is not affiliated with either you or the Company (the “New Director”);

(ii)	the Board will immediately form a nominating and governance committee and will elect the New Director to that committee as soon as he or she joins the Board; and

(iii)	the Compensation Committee will promptly undertake a comprehensive review of the Company’s non-employee director fee structure, in conjunction with the Company’s independent compensation consultant, and will make recommendations to the Board with respect thereto.

          We trust that you will give this offer careful consideration, and we look forward to your reply.
Very truly yours,

E. Randall Chestnut
About Crown Crafts
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This document contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. Reference is made to the Company’s periodic filings with the Securities and Exchange Commission for factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Chris Hayden
Georgeson Inc.
(212) 440-9850

or

Olivia Elliott
Secretary — Treasurer
(225) 647-9124